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                                                                 Exhibit 4.6

                     SECRETARY'S CERTIFICATE


     The undersigned, Lisa L. Reiter, Secretary of Synaptic Pharmaceutical Corporation, a Delaware corporation (the "Company"), hereby certifies that on June 4, 1996, the Board of Directors of the Company adopted the following resolution, thereby amending the Amended and Restated By-laws of the Company (the "By-laws") as filed as Exhibit 3.3 to the Company's Registration Statement on Form S-1, as amended (File Number 33-98366), which became effective on December 13, 1995:

          RESOLVED, that Article III, Section 1 of the By-laws be, and it hereby is, amended to read in its entirety as follows:

               "Section 1. The number of directors constituting the whole board shall be eight. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article or as otherwise provided in the Corporation's certificate of incorporation, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders."

     IN WITNESS WHEREOF, the undersigned has set her hand as of this 11th day of June, 1996.


                                   /s/ Lisa L. Reiter
                                   ------------------
                                   Lisa L. Reiter